UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

IEC ELECTRONICS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3458955
(State of Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

105 Norton Street
Newark, New York 14513
(Address of Principal Executive Offices) (Zip Code)

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered
Common Stock, $.01 par value per share	NYSE Amex

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:     ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instructions A.(d), please check the following box:     ☐

Securities Act registration statement file number to which the form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Explanatory Note

This registration statement for the common stock, $0.01 par value per share, of IEC Electronics Corp. is filed with the Securities and Exchange Commission, or the SEC, in connection with the application of IEC Electronics Corp. to list its common stock on the NYSE Amex.  Unless the context otherwise requires, the terms "we", "us", "our", "IEC", and "the Company" refer to IEC Electronics Corp., a Delaware corporation, and its consolidated subsidiaries.

Item 1. Description of Registrant's Securities to be Registered.

General

Set forth below is a summary description of certain material terms of our common stock.  This description does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation, as amended, our Bylaws, and applicable Delaware state law.  Copies of our Certificate of Incorporation, as amended, are filed as Exhibits 3.1, 3.3, 3.4, 3.5 and 3.6 to the Company's Registration Statement on Form S-1, Registration No. 33-56498, as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the Quarter ended March 27, 1998 and as Exhibit 3.8 to the Company's Annual Report on Form 10-K for the year ended September 30, 1998, and our Bylaws are filed as Exhibit 3.2 to our Annual Report on Form 10-K for the year ended September 30, 2002, each of which is hereby incorporated herein by reference.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters voted upon by shareholders, including the election of directors.  The holders of common stock have no preemptive rights to purchase or subscriber for any stock of IEC now or hereafter authorized or for securities convertible into such stock.  Holders of common stock have no rights to convert their common stock into any other securities, and there are no redemption or sinking fund provisions applicable to the common stock.  All of the outstanding shares of our common stock are fully paid and nonassessable.  Upon any liquidation of IEC, the holders of our common stock are entitled to share ratably in assets available for distribution to shareholders after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock.  Holders of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our Board of Directors may from time to time determine.  Shareholders are not entitled to cumulative voting rights.  The affirmative vote of 66 2/3% of the outstanding stock entitled to vote thereon is required to authorize the merger, consolidation or sale of all or substantially all of the assets of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for IEC is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016; telephone (800) 318-5948.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed hereto because no other securities of the Company are registered on the NYSE Amex and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

IEC ELECTRONICS CORP.

Date: June 8, 2009	BY:
W. Barry Gilbert
Chairman, Chief Executive Officer